EXHIBIT 99.1

MannKind Corporation Reports 2014 Second Quarter Financial Results

VALENCIA, Calif., Aug. 11, 2014 (GLOBE NEWSWIRE) -- MannKind Corporation (Nasdaq:MNKD) today reported financial results for the second quarter ended June 30, 2014.

For the second quarter of 2014, total operating expenses were $69.8 million, compared to $41.6 million for the second quarter of 2013, an increase of $28.2 million, largely due to an increase in non-cash stock compensation expense of $30.5 million. In the second quarter of 2014, the settlement terms for certain performance-based awards were modified requiring reclassification of these performance grants from equity awards to liability awards and resulting in incremental stock-based compensation expense. Research and development (R&D) expenses increased by $10.2 million to $37.3 million for the second quarter of 2014 compared to $27.1 million for the same quarter in 2013. This 38% increase in R&D expense was primarily due to increased non-cash stock compensation expense of $13.1 million and increased commercial readiness costs of $1.4 million offset by a $4.2 million decrease in clinical trial related expenses. General and administrative (G&A) expenses increased by $18.0 million to $32.5 million for the second quarter of 2014 compared to $14.5 million in the second quarter of 2013. This 124% increase in G&A expense was primarily due to increased non-cash stock compensation expense of $17.3 million.

For the first six months of 2014, operating expenses totaled $111.3 million, compared to $78.0 million in the first half of 2013. The increase of $33.3 million was largely due to an increase in non-cash stock compensation of $36.2 million. Total R&D expenses for the six months ended June 30, 2014 increased by $10.1 million compared to the same period in 2013, primarily due to a $15.5 million increase in non-cash stock compensation expense along with a $2.7 million increase in spending on commercial readiness. This 19% increase was offset by an $8.3 million decrease in clinical expenses upon the completion of the Affinity studies in the second quarter of 2013. G&A expenses increased by $23.2 million, or 94%, to $47.8 million for the first half of 2014 as compared to $24.6 million in the same period in 2013, primarily due to increased non-cash stock compensation expense of $20.7 million and an increase in consulting and legal fees of $1.5 million related to financing transactions and associated filings.

The net loss applicable to common stockholders for the second quarter of 2014 was $73.4 million, or $0.19 per share based on 380.8 million weighted average shares outstanding, compared to a net loss applicable to common stockholders for the second quarter of 2013 of $46.1 million, or $0.16 per share based on 284.0 million weighted average shares outstanding. The number of common shares outstanding at June 30, 2014 was 394,036,984.

Cash and cash equivalents were $41.2 million at June 30, 2014, compared to $35.8 million in the first quarter of 2014. In the second quarter of 2014, $16.3 million in proceeds from warrant and stock option exercises were received in addition to $20.0 million from Tranche B notes purchased by Deerfield. Subsequently, on July 18, 2014, $40.0 million in Tranche 4 notes were purchased by Deerfield under the provisions of the facility agreement upon FDA approval of AFREZZA. Currently, up to $70.0 million of additional sales of Tranche B notes to Deerfield remain available and there is also $30.1 million of available borrowings under the amended loan arrangement with The Mann Group.

Conference Call

MannKind management will host a conference call to discuss these results today at 5:00 p.m. Eastern Time. To participate in the call please dial (800) 708-4540 or (847) 619-6397 and use the participant passcode: 36435006. Those interested in listening to the conference call live via the Internet may do so by visiting the Company's website at http://www.mannkindcorp.com.

A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 843-7419 or (630) 652-3042 and use the participant passcode: 36435006#. A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (Nasdaq:MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes. MannKind maintains a website at www.mannkindcorp.com to which MannKind regularly posts copies of its press releases as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to e-mail alerts that are sent automatically when MannKind issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the website.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Words such as "believes", "anticipates", "plans", "expects", "intend", "will", "goal", "potential" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company's current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks detailed in MannKind's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2013 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

(Tables to follow)

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

					Cumulative period
					from February 14,
					1991 (date of
	Three months ended		Six months ended		inception) to
	June 30,		June 30,		June 30,
	2014	2013	2014	2013	2014
Revenue	$ —	$ —	$ —	$ —	$3,166

Operating expenses:
Research and development	37,323	27,052	63,506	53,450	1,640,798
General and administrative	32,523	14,533	47,752	24,572	533,138
In-process research and development costs	—	—	—	—	19,726
Goodwill impairment	—	—	—	—	151,428
Total operating expenses	69,846	41,585	111,258	78,022	2,345,090

Loss from operations	(69,846)	(41,585)	(111,258)	(78,022)	(2,341,924)
Other income (expense)	(370)	15	(6,260)	38	(9,162)
Interest expense on note payable to related party	(721)	(1,689)	(1,435)	(3,378)	(46,569)
Interest expense on senior convertible notes	(2,429)	(2,866)	(6,471)	(5,729)	(61,557)
Interest income	1	1	2	2	37,006

Loss before benefit for income taxes	(73,365)	(46,124)	(125,422)	(87,089)	(2,422,206)
Income tax benefit	—	—	—	—	382

Net loss	(73,365)	(46,124)	(125,422)	(87,089)	(2,421,824)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	—	—	(22,260)
Accretion on redeemable preferred stock	—	—	—	—	(952)

Net loss applicable to common stockholders	$ (73,365)	$ (46,124)	$ (125,422)	$ (87,089)	$ (2,445,036)

Net loss per share applicable to common stockholders — basic and diluted	$ (0.19)	$ (0.16)	$ (0.33)	$ (0.31)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	380,770	284,044	374,810	282,062

MannKind Corporation
(A Development Stage Company)
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	June 30, 2014	December 31, 2013

Assets
Current assets:
Cash and cash equivalents	$ 41,214	$ 70,790
Prepaid expenses and other current assets	3,696	5,485
Total current assets	44,910	76,275
Property and equipment — net	183,533	176,557
Other assets	7,863	5,814
Total	$ 236,306	$ 258,646

Liabilities and Stockholders' Equity (Deficit)
Current liabilities	$ 119,233	$ 127,794
Senior convertible notes	98,889	98,439
Note payable to related party	49,521	49,521
Other liabilities	15,040	13,605
Stockholders' equity (deficit)	(46,377)	(30,713)
Total	$ 236,306	$ 258,646
CONTACT: Company Contact:
         Matthew J. Pfeffer
         Chief Financial Officer
         661-775-5300
         mpfeffer@mannkindcorp.com